Exhibit 99.1

Bar Harbor Bankshares Declares Quarterly Cash Dividend

BAR HARBOR, Maine-(Business Wire)- January 22, 2019 -Bar Harbor Bankshares (NYSE American: BHB), announced that its Board of Directors declared at its January 22, 2019 meeting, a quarterly cash dividend of $0.20 per share of common stock. The quarterly cash dividend is unchanged from last quarter and is payable to all shareholders of record as of the close of business February 15, 2019 and will be paid on March 15, 2019.

Bar Harbor Bankshares (NYSE American: BHB) is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 130 years. Bar Harbor provides full service community banking with office locations in all three Northern New England states of Maine, New Hampshire, and Vermont. For more information, visit www.bhbt.com.

Contact
Bar Harbor Bankshares
Joseph Schmitt
Chief Marketing Officer
207-288-3314